Exhibit 99.1

NEW INVESTMENTS PRESS RELEASE OF TRILINC GLOBAL IMPACT FUND, LLC

Los Angeles, CA (May 29, 2020) - TriLinc Global Impact Fund, LLC (“TriLinc Global Impact Fund” or “TGIF”) announced today that it recently approved a $3,250,000 term loan transaction, bringing total financing commitments as of April 30, 2020 to $428.3 million for business expansions and socioeconomic developments through its holdings in Sub-Saharan Africa, Latin America, Southeast Asia, and Emerging Europe.

TGIF is an impact investing fund that provides growth-stage loans and trade finance to established small and medium enterprises (“SMEs”) primarily in developing economies where access to affordable capital is significantly limited.  Impact Investing is defined as investing with the specific objective of achieving a competitive financial return as well as creating positive, measurable impact in communities across the globe.  The transaction details are summarized below.

On April 13, 2020, TGIF funded $3,250,000 as part of an existing five-and-a-half-year term loan facility to a sustainable packaging manufacturer in Ecuador. Priced at Libor +7.35%, the transaction is set to mature on June 18, 2025. Awarded with the Forest Stewardship Council’s Chain of Custody certification, the borrower solely sources its inputs from sustainable suppliers and is wholly focused on waste reduction for all packaging materials. Additionally, the borrower has an emphasis on utilizing recycled materials in its business operations wherever possible.

“By extending additional financing to the sustainable packaging manufacturer in Ecuador, TGIF is demonstrating its commitment to businesses that have positive environmental and social impacts in Latin America,” said Gloria Nelund, CEO of TGIF. “Furthermore, we are confident that this additional financing will support and strengthen this business’ growth trajectory and sustainable business model during the uncertainty of COVID-19,” added Ms. Nelund.

About TriLinc Global Impact Fund

TGIF is a public non-traded, externally managed, limited liability company that makes impact investments in SMEs in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact.  TGIF invests in SMEs through experienced local market sub-advisors to create a diversified portfolio of financial assets consisting primarily of collateralized private debt instruments.  In addition, TGIF aggregates and analyzes social, economic, and environmental impact data to track progress and measure success against stated objectives.

Forward-Looking Statements

This press release contains forward-looking statements (including, without limitation, statements concerning the use of financing provided to borrowers and the expected repayment of financing extended to the borrowers) that are based on TGIF’s current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties, including, without limitation, the future operating performance of the borrower and those risks set forth in the “Risk Factors” section of TGIF’s most recent Annual Report on Form 10-K, as amended or supplemented by TGIF’s other filings with the Securities and Exchange Commission. Although these forward-looking statements reflect management’s belief as to future events, actual events or TGIF’s investments and results of operations could differ materially from those expressed or implied in these forward-looking statements. To the extent that TGIF’s assumptions differ from actual results, TGIF’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. TGIF cannot assure you that it will attain its investment objectives.